EXHIBIT 10.83
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CENTRAL VERMONT PUBLIC SERVICE CORPORATION
MANAGEMENT INCENTIVE PLAN

Adopted As Of January 1, 1998

I.     PURPOSE

The Company's executive officers participate in the Company's Management Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to focus the efforts of the executive team on the achievement of challenging and demanding corporate objectives. When corporate performance attains the specified annual performance objectives, an award is granted. A well-directed incentive plan, in conjunction with competitive salaries, provides a level of compensation which rewards the skills and efforts of the executives commensurate with market comparisons.

II.     ADMINISTRATION

The Incentive Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). All Committee actions will be subject to review and approval by the full Board of Directors (the "Board").

At the beginning of each year ("Plan Year"), the Committee will submit to the Board its recommendations for that Plan Year as to (i) the Incentive Plan's Corporate Performance Goals, and (ii) the eligible participants. After the end of each Plan Year, the Committee will report to the Board with respect to achievement of the approved Corporate Performance Goals and individual performance measures for that Plan Year, and will submit to the Board its recommendations as to the appropriate award payment levels for each eligible participant. Recommendations of the Committee, with such modifications as may be made by the Board, will be binding on all participants in the Incentive Plan.

III.     THE PLAN

There is established a financial performance threshold, below which no incentive awards will be paid. The threshold is determined by consolidated earnings per share. The degree to which the consolidated earnings per share target is achieved generates a pool which is available to fund incentive payouts.

The pool funds awards, but performance measures must also be met in the following areas to receive an award. Each measure is equally weighted.

Consolidated earnings per share. While this measure is used to establish the incentive pool, it is also one of the measures which is assessed in determining distribution of the pool.

Customer satisfaction. Measures (1) the overall degree of satisfaction by all customers and (2) the level of satisfaction with specific service by customers who have had a recent service interaction. The measurement is conducted by an external firm.

Individual performance. Based on advice and recommendation from the Chief Executive Officer for those reporting to him. The Committee evaluates the Chief Executive Officer's performance.

If the maximum payout on all of the standards were to be achieved, the total award would represent 35% of base salary for the Chief Executive Officer; 25% of base salary for the Chief Financial Officer, Senior Vice President Engineering and Operations, and Vice President for and General Manager for Business Development; 20% for other Vice Presidents, and 15% for Assistant Vice Presidents.

IV. Any annual incentive award will consist of cash (50%) and Central Vermont Public Service Corporation stock (50%) which will have a three year vesting restriction. Applicable dividends will be paid on awarded restricted stock prior to vesting.

The Board may choose to make awards of non-qualified stock options to designated officers consistent with Plan design and intent.

V.     AMENDMENTS

The Board reserves the right to amend, modify or terminate the Incentive Plan at any time.